Exhibit: 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
July 27, 2006
OLD NATIONAL REPORTS SECOND-QUARTER EARNINGS OF $20.2
MILLION, OR $.30 PER SHARE; YEAR-TO-DATE EARNINGS PER SHARE
INCREASE 3.4% OVER 2005
Contacts:

Financial Community:	Media:
Lynell J. Walton – (812) 464-1366	Kathy A. Schoettlin – (812) 465-7269
Vice President – Investor Relations	Vice President – Public Relations
Second-Quarter vs. First-Quarter Highlights:
➢	End of period loans increase $44.5 million

➢	Net interest margin remains constant

➢	Classified and criticized loans decrease 8.4%
Old National Bancorp (NYSE: ONB) today reported earnings of $20.2 million, or $.30 per share, for the second quarter of 2006, down $.01 from the $.31 per share earned in the first quarter of the year. Old National had no discontinued operations to report for the second quarter. Earnings from continuing operations and net income for the second quarter of 2005 were $24.7 million, or $.37 per share, and $25.2 million, or $.37 per share, respectively.
Both earnings from continuing operations and net income for the first six months of 2006 were $40.9 million, or $.61 per share. These results compare favorably to the $40.3 million, or $.59 per share, from continuing operations and net income of $39.8 million, or $.58 per share, for the first half of 2005.
In 2005, Old National restated financial statements due to an error in the Company’s interpretation of SFAS No. 133 resulting in a disallowance of hedge accounting treatment for certain derivatives. As these derivatives were redesignated as hedges in January 2006, management believes it to be more meaningful to analyze current comparisons and future earnings as if hedge accounting treatment had been allowed for the restated periods. The following table reflects the second quarter and first six months of 2005 as if hedge accounting had been allowed:

	2Q05		2Q06		YTD 6-30-05		YTD 6-30-06
($ in millions, except per-share data)	$	EPS	$	EPS	$	EPS	$	EPS
Income From Continuing Operations As Reported	$24.7	$.37	$20.2	$.30	$40.3	$.59	$40.9	$.61
Adjustment for Accounting Treatment of Derivatives, Net of Tax	(3.5)	(.06)	—	—	.3	—	—	—
Adjusted Income From Continuing Operations	$21.2	$.31	$20.2	$.30	$40.6	$.59	$40.9	$.61

“Overall, we are pleased with second-quarter results and believe that there are good underlying performance trends developing in many areas of the Company,” stated President and CEO, Bob Jones. “Positive items during the quarter included a continued improvement in our overall credit quality metrics and a net interest margin that remained unchanged in difficult interest rate and competitive environments. And although not yet at internal expectations, I am pleased with the growth we experienced in our commercial lending portfolio. An area of disappointment would be noninterest demand deposit growth. While we are pleased with the excitement and momentum building around our Unbeatable Checking promotion and the 1,017 in net new checking accounts during the second quarter, we have yet to fully realize the corresponding increase on the balance sheet.
“In addition, we have recently entered into a strategic partnership with SunTrust Mortgage, Inc., a subsidiary of SunTrust Bank,” continued Jones. “This partnership will allow Old National to bring a more diverse set of mortgage products at more competitive prices to our client base while providing enhanced sales support and training to our mortgage line of business.”
Strategic Imperatives
Old National continues to be guided by three strategic imperatives that are critical in establishing the Company’s presence as a high-performing financial institution:
1.	Strengthen the risk profile.

2.	Enhance management discipline.

3.	Achieve consistent quality earnings.
Strengthen the Risk Profile
Non-performing loans at June 30, 2006, were $51.8 million, basically unchanged from the $51.4 million at March 31, 2006. While non-performers remained constant, the total portfolio of loans identified by the Company as problem credits continues to decline. Total classified and criticized loans at June 30, 2006, were $202.7 million, down $18.7 million, or 8.4% from the $221.4 million at March 31, 2006.
The provision for loan losses during the second quarter was $3.5 million and results in a year-to-date provision expense of $7.0 million. This provisioning compares favorably to the $6.0 million recorded for the second quarter of 2005 and the $11.1 million reported for the first half of last year.
Net charge-offs for the second quarter of 2006 were $4.0 million, down significantly from the $5.5 million in the first quarter of 2006 and the $11.7 million taken in the second quarter of 2005. Net charge-offs for the second quarter of 2006 represented only .33% of average loans on an annualized basis compared to .46% for the first quarter of this year and .93% for the second quarter of 2005.
The reserve for loan losses at June 30, 2006, was $76.4 million, compared to $76.8 million at the end of the first quarter. As a percentage of total loans, the reserve at June 30, 2006, stood at 1.57% relatively unchanged from the 1.59% at the end of the prior quarter.
“We are extremely pleased with the reduction in problem credits during the quarter while at the same time returning our charge-offs to historically low levels,” stated Daryl Moore, Chief Credit Officer. “As we continue to make steady improvements in our credit quality statistics, we remain optimistic that we can ultimately achieve measures that are at peer average levels or better.”

Enhance Management Discipline
Capital Management
For the second quarter of the year, Old National repurchased .9 million shares of common stock. This brings the year-to-date total to 1.3 million shares repurchased by the Company. The board of directors has approved the repurchase of up to 6.0 million shares of stock over a three-year period ending December 31, 2008.
Expense Management
Noninterest expenses for the second quarter of 2006 were $63.7 million, compared to the $68.5 million and $63.9 million reported for the first quarter of 2006 and the second quarter of 2005, respectively. On a year-to-date basis, noninterest expenses totaled $132.2 million, compared to $130.3 million for the same period last year.
Achieve Consistent Quality Earnings
Balance Sheet & Margin
Total loans at June 30, 2006, were $4.876 billion and represent an increase of $44.5 million over the $4.831 billion at March 31, 2006. Commercial and commercial real estate loans rose $52.9 million during the quarter while consumer loans increased $1.8 million.
Average total loans for the second quarter were $4.861 billion and represented a decrease of $6.9 million from the first-quarter average. Excluding the impact of the O’Fallon, Illinois branch that was divested in March of this year, average total loans increased $17.5 million.
Total investments at June 30, 2006, were $2.590 billion, down from $2.604 billion at March 31, 2006. The investment portfolio declined to 31.2% of total assets from 31.6% of total assets at March 31, 2006.
Total core deposits were $5.872 billion at June 30, 2006, down $8.5 million from the $5.881 billion at March 31, 2006. Noninterest-bearing demand deposits at June 30, 2006, were up $13.1 million compared to the end of the first quarter. NOW, savings, and money market account balances declined $94.0 million compared to March 31, 2006. Importantly, the average interest rate on savings account balances declined from 1.33% during the first quarter to 1.16% in the second quarter and the average rate on money market accounts declined from 3.23% to 3.19% during the same period. The average rate on NOW accounts increased seven basis points from the first quarter to the second quarter compared to an increase of 15 basis points from the fourth quarter of 2005 to the first quarter of 2006.
Total borrowed funds increased $98.0 million during the second quarter, up to $1.690 billion at June 30, 2006, from $1.592 billion at March 31, 2006. Long-term borrowings declined $129.9 million from March 31, 2006, due primarily to maturities of Federal Home Loan Bank advances and senior bank notes. Federal funds purchased replaced the maturing long-term borrowings, thus contributing to the $232.1 million increase in short-term borrowings from $359.3 million at March 31, 2006, to $591.4 million at June 30, 2006.

The net interest margin for the second quarter was 3.18%, unchanged from the margin for the first quarter of the year.
“We remain committed to a strategy of improving our earning asset mix by increasing high quality loans and reducing our investment portfolio,” stated Chief Financial Officer Christopher Wolking. “We expect that cash flows from the investment portfolio will continue to be used to reduce our short-term borrowed funds.
“The effort to reduce our high priced core deposits, largely from our public sector customers, continued during the second quarter and resulted in lower average interest rates in savings and money market accounts as well as a NOW account rate that did not increase as quickly as it did in the first quarter,” continued Wolking. “This effort contributed to our unchanged net interest margin during the quarter in the face of a difficult interest rate environment.”
Fees, Service Charges and Other Revenue
Old National reported total fees, service charges and other revenue of $36.3 million for the second quarter of 2006, a $5.1 million decrease from the first quarter of the year and a $1.0 million decrease from the second quarter of last year. The first quarter of this year contained a pre-tax gain of $3.0 million from the sale of a financial center in O’Fallon, Illinois and an additional $2.4 million in seasonal commission adjustments for the insurance line of business. The $1.0 million variance from the second quarter of last year is primarily attributable to a decline in service charges on deposit accounts.
With $8.3 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com.

Conference Call
Old National will hold a conference call at 2:30 p.m. (CDT) on Thursday, July 27, 2006, to discuss second-quarter 2006 financial results, strategic developments, and the company’s outlook for the remainder of the year. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 5:30 p.m. (CDT) on July 27 through August 10. To access the replay, dial 1-800-642-1687, conference code 2142198.

Non-GAAP Financial Measures
     This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, Old National Bancorp has provided reconciliations within this release, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Forward-Looking Statement
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expect,” “intend,” “believe,” “anticipate,” “could,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those contained in or implied by such statements. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plans and other matters discussed in this news release, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, significant changes in accounting, tax or regulatory practices or requirements, and other factors identified in the company’s form 10-K and other periodic filings with the Securities and Exchange Commission. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	June 30
(FTE) Fully taxable equivalent basis.	2006	2005	Change	% Change
Income Data:
Net Interest Income (FTE)	$59,620	$60,223	$(603)	(1.0)%
Fees, Service Charges and Other Revenues	36,347	37,326	(979)	(2.6)
Securities Gains (Losses)	55	1,043	(988)	(94.7)
Derivative Gains (Losses)	405	8,149	(7,744)	(95.0)
Total Revenue (FTE)	96,427	106,741	(10,314)	(9.7)
Provision for Loan Losses	3,500	6,000	(2,500)	(41.7)
Noninterest Expense	63,690	63,901	(211)	(.3)
Income before Taxes and Discontinued Operations	29,237	36,840	(7,603)	(20.6)
Provision for Taxes (FTE)	9,050	12,143	(3,093)	(25.5)
Income from Continuing Operations	20,187	24,697	(4,510)	(18.3)
Income (Loss) from Discontinued Operations Net of Tax	—	542	(542)	(100.0)
Net Income	20,187	25,239	(5,052)	(20.0)

Per Share Data: (Diluted) (a)
Net Income from Continuing Operations	.30	.37	(.07)	(18.9)
Net Income (Loss) from Discontinued Operations	—	—	—	N/M
Net Income	.30	.37	(.07)	(18.9)
Average Diluted Shares Outstanding	66,353	68,488	(2,135)	(3.1)
Book Value	9.24	10.18	(.94)	(9.2)
Stock Price	19.97	21.40	(1.43)	(6.7)

Performance Ratios:
Return on Average Assets	.97%	1.16%	(.19)%	(16.4)%
Return on Average Assets (b)	.97	1.13	(.16)	(14.2)
Return on Average Equity (c)	12.82	14.56	(1.74)	(12.0)
Return on Average Equity (b) (c)	12.82	14.24	(1.42)	(10.0)
Net Interest Margin (FTE)	3.18	3.07	.11	3.6
Other Expense to Revenue (Efficiency Ratio) (b)	66.05	59.87	6.18	10.3
Net Charge-offs to Average Loans (d)	.33	.93	(.60)	(64.5)
Reserve for Loan Losses to Ending Loans (d)	1.57	1.59	(.02)	(1.3)
Non-Performing Loans to Ending Loans (d)	1.06	.97	.09	9.3

Balance Sheet:
Average Assets	$8,296,947	$8,721,000	$(424,053)	(4.9)
End of Period Balances:
Assets	8,306,497	8,648,508	(342,011)	(4.0)
Commercial and Commercial Real Estate Loans	3,102,949	3,242,731	(139,782)	(4.3)
Consumer Loans	1,248,898	1,231,170	17,728	1.4
Residential Real Estate Loans	500,002	551,059	(51,057)	(9.3)
Residential Real Estate Loans Held for Sale	24,083	46,809	(22,726)	(48.6)
Core Deposits (Excluding Brokered CDs)	5,872,250	5,944,561	(72,311)	(1.2)
Shareholders’ Equity	614,664	701,590	(86,926)	(12.4)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on income from continuing operations.

(c)	Based on average shareholders’ equity of $629,991 and $693,554, respectively, for 2006 and 2005.

(d)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	June 30,	March 31,
(FTE) Fully taxable equivalent basis.	2006	2006	Change	% Change
Income Data:
Net Interest Income (FTE)	$59,620	$59,488	$132	.2%
Fees, Service Charges and Other Revenues	36,347	41,401	(5,054)	(12.2)
Securities Gains (Losses)	55	(147)	202	(137.4)
Derivative Gains (Losses)	405	1,615	(1,210)	(74.9)
Total Revenue (FTE)	96,427	102,357	(5,930)	(5.8)
Provision for Loan Losses	3,500	3,500	—	—
Noninterest Expense	63,690	68,487	(4,797)	(7.0)
Income before Taxes and Discontinued Operations	29,237	30,370	(1,133)	(3.7)
Provision for Taxes (FTE)	9,050	9,701	(651)	(6.7)
Income from Continuing Operations	20,187	20,669	(482)	(2.3)
Income (Loss) from Discontinued Operations Net of Tax	—	—	—	N/M
Net Income	20,187	20,669	(482)	(2.3)

Per Share Data: (Diluted) (a)
Net Income from Continuing Operations	.30	.31	(.01)	(3.2)
Net Income (Loss) from Discontinued Operations	—	—	—	N/M
Net Income	.30	.31	(.01)	(3.2)
Average Diluted Shares Outstanding	66,353	67,317	(964)	(1.4)
Book Value	9.24	9.53	(.29)	(3.0)
Stock Price	19.97	21.64	(1.67)	(7.7)

Performance Ratios:
Return on Average Assets	.97%	1.00%	(.03)%	(3.0)%
Return on Average Assets (b)	.97	1.00	(.03)	(3.0)
Return on Average Equity (c)	12.82	12.68	.14	1.1
Return on Average Equity (b) (c)	12.82	12.68	.14	1.1
Net Interest Margin (FTE)	3.18	3.18	—	—
Other Expense to Revenue (Efficiency Ratio) (b)	66.05	66.91	(.86)	(1.3)
Net Charge-offs to Average Loans (d)	.33	.46	(.13)	(28.3)
Reserve for Loan Losses to Ending Loans (d)	1.57	1.59	(.02)	(1.3)
Non-Performing Loans to Ending Loans (d)	1.06	1.06	—	—

Balance Sheet:
Average Assets	$8,296,947	$8,289,711	$7,236	.1
End of Period Balances:
Assets	8,306,497	8,244,921	61,576	.7
Commercial and Commercial Real Estate Loans	3,102,949	3,050,084	52,865	1.7
Consumer Loans	1,248,898	1,247,077	1,821	.1
Residential Real Estate Loans	500,002	512,342	(12,340)	(2.4)
Residential Real Estate Loans Held for Sale	24,083	21,965	2,118	9.6
Core Deposits (Excluding Brokered CDs)	5,872,250	5,880,784	(8,534)	(.1)
Shareholders’ Equity	614,664	642,373	(27,709)	(4.3)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on income from continuing operations.

(c)	Based on average shareholders’ equity of $629,991 and $651,785, respectively, for June 30, 2006, and March 31, 2006.

(d)	Includes residential loans held for sale.

N/M	Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Six-Months Ended
($ in thousands except per-share data)	June 30
(FTE) Fully taxable equivalent basis.	2006	2005	Change	% Change
Income Data:
Net Interest Income (FTE)	$119,108	$120,982	$(1,874)	(1.5)%
Fees, Service Charges and Other Revenues	77,748	73,976	3,772	5.1
Securities Gains (Losses)	(92)	523	(615)	(117.6)
Derivative Gains (Losses)	2,020	5,277	(3,257)	(61.7)
Total Revenue (FTE)	198,784	200,758	(1,974)	(1.0)
Provision for Loan Losses	7,000	11,100	(4,100)	(36.9)
Noninterest Expense	132,177	130,257	1,920	1.5
Income before Taxes and Discontinued Operations	59,607	59,401	206	.3
Provision for Taxes (FTE)	18,751	19,148	(397)	(2.1)
Income from Continuing Operations	40,856	40,253	603	1.5
Income (Loss) from Discontinued Operations Net of Tax	—	(442)	442	100.0
Net Income	40,856	39,811	1,045	2.6

Per Share Data: (Diluted) (a)
Net Income from Continuing Operations	.61	.59	.02	3.4
Net Income (Loss) from Discontinued Operations	—	(.01)	.01	100.0
Net Income	.61	.58	.03	5.2
Average Diluted Shares Outstanding	66,719	68,572	(1,853)	(2.7)
Book Value	9.24	10.18	(.94)	(9.2)
Stock Price	19.97	21.40	(1.43)	(6.7)

Performance Ratios:
Return on Average Assets	.99%	.91%	.08%	8.8%
Return on Average Assets (b)	.99	.92	.07	7.6
Return on Average Equity (c)	12.75	11.39	1.36	11.9
Return on Average Equity (b) (c)	12.75	11.51	1.24	10.8
Net Interest Margin (FTE)	3.18	3.06	.12	3.9
Other Expense to Revenue (Efficiency Ratio) (b)	66.49	64.88	1.61	2.5
Net Charge-offs to Average Loans (d)	.39	.65	(.26)	(40.0)
Reserve for Loan Losses to Ending Loans (d)	1.57	1.59	(.02)	(1.3)
Non-Performing Loans to Ending Loans (d)	1.06	.97	.09	9.3

Balance Sheet:
Average Assets	$8,293,329	$8,769,104	$(475,775)	(5.4)
End of Period Balances:
Assets	8,306,497	8,648,508	(342,011)	(4.0)
Commercial and Commercial Real Estate Loans	3,102,949	3,242,731	(139,782)	(4.3)
Consumer Loans	1,248,898	1,231,170	17,728	1.4
Residential Real Estate Loans	500,002	551,059	(51,057)	(9.3)
Residential Real Estate Loans Held for Sale	24,083	46,809	(22,726)	(48.6)
Core Deposits (Excluding Brokered CDs)	5,872,250	5,944,561	(72,311)	(1.2)
Shareholders’ Equity	614,664	701,590	(86,926)	(12.4)

(a)	Assumes conversion of stock options and restricted stock.

(b)	Based on income from continuing operations.

(c)	Based on average shareholders’ equity of $640,888 and $699,239, respectively, for 2006 and 2005.

(d)	Includes residential loans held for sale.

N/M	Not meaningful.